Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 22, 2010, relating to the financial statements and financial highlights which appear in the August 31, 2010 Annual Reports to Shareholders of BofA Tax-Exempt Reserves, BofA Cash Reserves, BofA Treasury Reserves, BofA New York Tax-Exempt Reserves, BofA California Tax-Exempt Reserves, BofA Government Reserves, BofA Municipal Reserves, BofA Money Market Reserves, BofA Government Plus Reserves, BofA Massachusetts Municipal Reserves and BofA Connecticut Municipal Reserves (series of BofA Funds Series Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

December 23, 2010